Frankfort First Bancorp, Inc.

For Immediate Release April 26, 2004
Contact:  Don Jennings, President, or Clay Hulette, Vice President
          (502) 223-1638
          216 West Main Street
          P.O. Box 535
          Frankfort, KY  40602

                 FRANKFORT FIRST BANCORP, INC. RELEASES EARNINGS

     Frankfort First Bancorp, Inc. (Nasdaq: FKKY), the holding company for First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $251,000 or $0.19 diluted earnings per share for the three month period ended March 31, 2004, compared to $296,000 or $0.23 diluted earnings per share for the three month period ended March 31, 2003. This results in a 17.4% decrease in diluted earnings per share for the quarter ended March 31, 2004. Net earnings for the nine month period ended March 31, 2004 were $716,000 or diluted earnings per share of $0.54 compared to net earnings of $1.0 million or diluted earnings per share of $0.79 for the nine month period ended March 31, 2003, a 29.4% decrease in net earnings, period to period.

     Net earnings for the current quarter decreased by $45,000 or 15.2% compared to the prior year, largely due an increase in general, administrative and other expense, while a decrease in net interest income also contributed. General, administrative and other expense increased $52,000 or 11.8% for the three month period ended March 31, 2004, compared to the prior year period. Higher costs associated with the Company's pension plan and other employee benefits were primarily responsible for the increase. Net interest income decreased by $18,000 or 2.1% for the three month period ended March 31, 2004 compared to the prior year period. The decrease in net interest income in the quarter ended March 31, 2004 was the latest of many such decreases that have resulted from steep declines in market rates that have caused repricing of the Company's assets and liabilities. President Don Jennings stated that while margin compression is affecting many financial institutions, the Company's earnings may have been impacted to a greater extent as management has continued to adhere to its longstanding techniques for managing interest rate risk, such as emphasizing investment in adjustable rate mortgages as opposed to purchasing or originating higher-yielding fixed rate investments. While this currently exacerbates the margin compression, such techniques should prove to be beneficial when market interest rates rise.

     The decrease in net earnings for the nine month period ended March 31, 2004 was attributable to the same factors identified for the quarter then ended, while the decrease in net interest income played a much larger role in the nine month period just ended. Net interest income decreased $301,000 or 10.9% from period to period. General, administrative and other expense increased $132,000 or 10.3% for the nine month period ended March 31, 2004 compared to the prior year period.

     At March 31, 2004, the Company reported its book value per share as $13.96 compared to $14.35 at June 30, 2003.

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

     First Federal Savings Bank of Frankfort operates three offices in Frankfort, Kentucky. Frankfort First Bancorp, Inc. shares are traded on the Nasdaq National Market under the symbol FKKY. At March 31, 2004 the Company had approximately 1,267,000 shares outstanding.

SUMMARY OF FINANCIAL HIGHLIGHTS



CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                       March 31,         June 30,
                                                         2004              2003
                                                         ----              ----
                                                    (In thousands, except per share data)
                                                     (Unaudited)         (Audited)
Assets
     Cash and Cash Equivalents                     $           611   $         2,028
     Investment Securities                                   6,319             7,097
     Loans Receivable, net                                 126,298           124,596
     Other Assets                                            4,742             4,615
                                                     -------------     -------------
          Total Assets                             $       137,970   $       138,336
                                                     =============     =============

Liabilities
     Deposits                                      $        73,808   $        75,622
     FHLB Advances                                          44,929            43,017
     Other Liabilities                                       1,556             1,699
                                                     -------------     -------------
        Total Liabilities                                  120,293           120,338

Shareholders' Equity                                        17,677            17,998
                                                     -------------     -------------

Total Liabilities and Equity                       $       137,970   $       138,336
                                                     =============     =============

Book Value Per Share                               $         13.96   $         14.35
                                                     =============     =============



CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                     Nine months ended March 31,             Three months ended March 31,
                                                         2004              2003                   2004                 2003
                                                         ----              ----                   ----                 ----
                                                 (In thousands, except per share data)   (In thousands, except per share data)
                                                               (Unaudited)                             (Unaudited)

     Interest Income                               $         5,833   $         6,592       $          1,937     $          2,095
     Interest Expense                                        3,376             3,834                  1,077                1,217
                                                     -------------     -------------         --------------       --------------
     Net Interest Income                                     2,457             2,758                    860                  878

     Provision for Losses on Loans                              --                --                     --                   --
     Other Operating Income                                     38                55                     13                   11
     General, Administrative, and Other Expense              1,408             1,276                    493                  441
                                                     -------------     -------------         --------------       --------------

     Earnings Before Federal Income Taxes                    1,087             1,537                    380                  448
     Federal Income Taxes                                      371               523                    129                  152
                                                     -------------     -------------         --------------       --------------
     Net Earnings                                  $           716   $         1,014       $            251     $            296
                                                     =============     =============         ==============       ==============

     Basic Earnings Per Share                      $          0.57   $          0.81       $           0.20     $           0.23
     Diluted Earnings Per Share                    $          0.54   $          0.79       $           0.19     $           0.23
     Dividends Per Share                           $          0.84   $          0.84       $           0.28     $           0.28